EX.99.h.2.i

EXHIBIT A

Name of Series

RevenueShares Large Cap Fund

RevenueShares Mid Cap Fund

RevenueShares Small Cap Fund

RevenueShares Consumer Discretionary Sector Fund

RevenueShares Consumer Staples Sector Fund

RevenueShares Energy Sector Fund

RevenueShares Financials Sector Fund

RevenueShares Health Care Sector Fund

RevenueShares Industrials Sector Fund

RevenueShares Information Technology Sector Fund

RevenueShares Materials Sector Fund

RevenueShares Utilities Sector Fund

RevenueShares ADR Fund

RevenueShares Navellier Overall A-100 Fund

RevenueShares Ultra Dividend Fund

RevenueShares Emerging Market Fund

RevenueShares Global Growth Fund

EXHIBIT B

I, Vincent T. Lowry, of RevenueShares ETF Trust, a statutory trust organized and existing under the laws of the State of Delaware (the “Trust”), do hereby certify that:

The following individuals serve in the following positions with the Trust, and each has been duly elected or appointed to each such position and qualified therefor in conformity with the Trust’s Declaration of Trust and By-Laws, and the signatures set forth opposite their respective names are their true and correct signatures.  Each such person is an “Authorized Person,” as defined in the Agreement, and is authorized to give written or oral instructions or written or oral specifications by or on behalf of the Trust to BNY.

Name                                              Position                                        Signature.

Vincent T. Lowry                          President                                      /s/ Vincent T. Lowry

Michael Gompers                         Treasurer                                      /s/ Michael Gompers